State of Delaware
Secretary of State
Division of Corporations
Delivered 11:46 AM 10/19/2007
FILED 11:46 AM 10/19/2007
SRV 071134063 - 2865419 FILE

CERTIFICATE of AMENDMENT of CERTIFICATE of INCORPORATION of XIOM CORP

Pursuant to § 242 of the General Corporation Law of the State of Delaware

The undersigned, pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify and set forth as follows:

FIRST: That at a meeting of the Board of Directors of XIOM CORP (the "Corporation"), the following resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable:

> RESOLVED, that the Board of Directors hereby declares it advisable and in the best interests of the Company that Article FOURTH of the Certificate of Incorporation be amended to read as follows:
>
> "FOURTH: The total number of shares which the Company shall have the authority to issue is 50,000,000 shares capital stock to be designated as Common Stock, with a par value of $0.0001 per share."

SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Andrew B. Mazzone, this 31 Day of AUG, A.D. 2007

Andrew B. Mazzone,
Authorized Officer